Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009 except for the effects of the changes in accounting for certain convertible debt instruments and accounting for noncontrolling interests in a subsidiary discussed in Note 1 to the consolidated financial statements, as to which the date is May 28, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Valeant Pharmaceuticals International’s Current Report on Form 8-K filed as of May 28, 2009.
/s/ PricewaterhouseCoopers LLP
Orange County, California
June 30, 2009